Diversified Dynamic Directional Fact Sheet - July 2026 The HSBC 3D Edge Index (“3D Edge”) is a next generation, rules-based asset allocation strategy that synthetically invests across US Large-Cap Equity Futures and US Treasury Bond Futures with the objective of delivering smooth and steady returns over time. Diversified Dynamic Directional US Market Exposure Annualized Index Returns: Simulated & Historical (as of 7/31/2026) July 2026 -0.91% 1Y 1.15% 3Y 2.40% 5Y 3.91% 10Y 4.13% Annualized Volatility 4.62% Bloomberg Ticker HSIE3EDG Index Live Date 12/24/2024 HSBC 3D Edge Index 4.33% compound annual return S&P 500 RC 5% Index 3.02% compound annual return Key Features Diversified Assets Combines exposure to US equities and US bonds to seek an attractive level of return for a given level of risk. Dynamic Signals Measures market stress in US equity and US bond markets on a daily basis. Directional Exposure Can potentially generate positive performance whether US equities or US bonds prices are appreciating or depreciating. Source: HSBC and Bloomberg. Data from 01/18/2005 to 7/31/2026. Past performance is no indication of future performance. Each of the 3D Edge Index, the Base Index and each Sub-Index was launched on December 24, 2024 and therefore has limited historical performance. See “Important Disclaimer Information – Use of Simulated Returns” in this document. Daily updated performance can be found at: https://indices.gbm.hsbc.com/indices/HSIE3EDG YTD -1.57% Full Period 4.33% HSBC 3D Edge Index S&P 500 RC 5% Index ISSUER FREE WRITING PROSPECTUS Pursuant to Rule 433 Registration Statement No. 333-277211 August 5, 2026 500 1000 1500 2000 2500 3000 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 '25 '26

How Does 3D Edge Work Start with a diversified balanced portfolio comprised of: 40% US Large-Cap Equities 60% 10Y US Treasury Bonds On a daily basis, 3D Edge deploys signals to monitor market stress: US Large Cap Equities Price Momentum Short-Term Volatility US 10Y Treasury Bonds Yield Momentum Adjusted Carry 3D Edge will default to long exposure but can shift to short in either or both asset classes, assuming the following conditions are met: US Large Cap Equities Price Momentum = Negative Short-Term Volatility = Elevated US 10Y Treasury Bonds Momentum = Positive Adjusted Carry = Negative On a daily basis, the Index will seek to cap its volatility at 5%. On days where the underlying portfolio experiences volatility greater than 5%, the index will deallocate away from its underlying portfolio, leaving a portion of the Index un-invested. Risks Associated with the HSBC 3D Edge Index (the “HSIE3EDG Index”) • The strategy tracked by the HSIE3EDG Index and the views implicit in the HSIE3EDG Index are not guaranteed to succeed. • The HSIE3EDG Index may underperform the Base Index. • The decrement will reduce the performance of the HSIE3EDG Index. • The level of the HSIE3EDG Index will be reduced based on embedded fees and costs. • Daily adjustments will increase the embedded costs. • The HSIE3EDG Index may not approximate the target maximum volatility. • Historical volatility may be a poor indicator of future volatility. • The volatility control mechanism may negatively impact the performance of the HSIE3EDG Index. • The Signals employed by the Underlying Indices may be less accurate or result in less favorable performance that other alternatives. • There can be no guarantee that the method by which volatility is determined will be effective; exponentially weighted moving averages place greater emphasis on more recent levels. • The weighting between the Equity Sub-Index and the Treasury Sub-Index may not be suitable for all market conditions or objectives; the weighting may diverge significantly between rebalancings. • The lower performance of one Sub-Index may offset increases in the other Sub-Index. • No ownership rights in any bonds or component stocks or any rights in any bond futures contracts or equity index futures contracts. • Structured product investments linked to the HSIE3EDG Index do not offer direct exposure to the performance of U.S. equities or U.S. Treasury bonds. • Higher futures prices of the futures contracts underlying the indices tracked by the Sub-Indices relative to the current prices of those contracts may affect the level of the indices and, therefore, the value of the Sub-Indices, Base • Index and the HSIE3EDG Index and the value of any structured product investment linked to the HSIE3EDG Index. • The Underlying Indices are excess return indices, not total return indices. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of any structured product investment linked to the HSIE3EDG Index. • HSBC may adjust the HSIE3EDG Index or the Base Index in ways that adversely affect holder’s interests in any structured product investment linked to the HSIE3EDG Index. • The HSIE3EDG Index, the Base Index and the Sub- Indices were recently launched and have limited operating history. • MerQube administers, calculates and publishes the HSIE3EDG Index and the Base Index and sponsors, administers, calculates and publishes the Sub-Indices. Important Disclaimer Information This document is for informational purposes only and intended to provide a general overview of the HSIE3EDG Index and does not provide the terms of any specific issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Prior to any decision to invest in a specific structured investment, investors should carefully review the disclosure documents for such issuance which contains a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in financial instruments linked to the HSIE3EDG Index is not equivalent to a direct investment in any part of the HSIE3EDG Index. Investments linked to the HSIE3EDG Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. 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MerQube MerQube Inc., MerQube UK Limited and any subsidiaries and affiliates (“MerQube”) is the administrator and calculation agent of the HSIE3EDG Index. The financial instruments that are based on the HSIE3EDG Index are not sponsored, endorsed, promoted or sold by MerQube in any way and MerQube makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the HSIE3EDG Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the HSIE3EDG Index. MerQube does not guarantee the accuracy and/or the completeness of the HSIE3EDG Index and shall not have any liability for any errors or omissions with respect thereto. MerQube reserves the right to change the methods of calculation or publication and MerQube shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the HSIE3EDG Index. MerQube shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the HSIE3EDG Index. Use of Simulated Returns Each of the HSIE3EDG Index, the Base Index and each Sub-Index was launched on December 24, 2024 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the HSIE3EDG Index, which may make it difficult for you to evaluate the historical performance of the HSIE3EDG Index and make an informed investment decision than would be the case if the HSIE3EDG Index, the Base Index and each Sub-Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the HSIE3EDG Index, the Base Index and each Sub-Index provided in this brochure refers to simulated performance data created by applying each of the HSIE3EDG Index, the Base Index and each Sub-Index’s calculation methodologies to historical prices of the underlying constituents. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. 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